UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 13, 2002

GOLDEN STAR RESOURCES LTD.
(Exact name of registrant as specified in its charter)

CANADA	1-12284	98-0101955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10579 Bradford Road, Suite 103 Littleton, Colorado	80127-4247
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (303) 830-9000

No Change

(Former name or former address, if changed since last report)

Item 2. Acquisition of Wassa Property
Item 7. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 2.2
EXHIBIT 2.3
EXHIBIT 2.4
EXHIBIT 2.5
EXHIBIT 2.6
EXHIBIT 2.7
EXHIBIT 2.8
EXHIBIT 2.9

Item 2. Acquisition of Wassa Property

On September 13, 2002, Golden Star completed the acquisition of a 90% beneficial interest in the Wassa gold mine (“Wassa”) in Ghana. The remaining 10% interest in Wassa is owned by the Government of Ghana.

Under the previously announced terms for the acquisition, Golden Star agreed to pay to the seller, a syndicate of banks led by Standard Bank London Limited, an initial consideration of $4.0 million at closing plus a deferred consideration of $5.0 million linked to the future recommencement of production at Wassa. Both the initial and deferred consideration were to be funded by the seller and were repayable over a four year term. In addition, a gold production royalty was to be paid on future gold production from Wassa. The royalty was to be paid quarterly and determined by multiplying the production from Wassa for each quarter by a royalty rate of $7.00 per ounce produced. The royalty rate was to increase by $1.00 for each $10.00 increase in the average market price for gold for each quarter above $280 per ounce up to a cap of $15.00 per ounce.

In completing the Wassa acquisition, Golden Star has also reached agreement with the seller to allow Golden Star to: (i) acquire, at a discount of 27.5%, approximately $2.2 million of the $4 million debt facility put in place to fund the initial acquisition payment, and (ii) convert 100% of the $5 million debt facility put in place to fund the deferred purchase payment into a gold production linked payment. The gold production payment will be equal to $8.00 per ounce on future production from Wassa, up to a cap equal to $5.5 million, being the amount of the debt facility that was replaced plus an additional amount to reflect the interest that would otherwise have been paid on the debt facility. The gold production payment will be in addition to the gold production royalty described in the previous paragraph. The agreement on the conversion of the debt is subject to the approval of the Bank of Ghana, but this approval has no impact on the completion of the acquisition, which will be on the terms originally announced if such approval is not obtained.

The consideration payable by Golden Star as described above was determined in negotiations with the seller.

Golden Star has mobilized its personnel to Wassa and has commenced an exploration program aimed at (i) confirming the reserves reported by the previous operator, and (ii) testing a number of highly prospective but untested zones on the Wassa property to potentially increase the reserves. In parallel with this exploration program, Golden Star has commenced the feasibility study work for the redevelopment of the existing heap leach mine at Wassa as a conventional milling and CIL project. Assuming the feasibility study confirms the feasibility of the redevelopment, Golden Star would expect to be able to make a development decision in early 2003 and production at Wassa could recommence as early as the end of 2003.

The 57 square kilometer Wassa concession is located in the south-central region of Ghana, about 35 kilometers east of Golden Star’s Bogoso/Prestea operation. The project was developed in the late 1990s at a capital cost of over $43 million as a conventional open pit operation followed by heap leaching. Gold recoveries from the heap leach were slower and lower than expected, resulting in a negative impact on the project’s production, cash costs and cash flow, although Wassa produced an average of 92,500 ounces of gold per annum for just over two years. In 2001, the secured lenders to the project enforced their security rights in the project and, following a bidding process, agreed to sell Wassa to Golden Star.

The statements contained in this report are both historical and forward-looking in nature. The forward-looking statements involve risks and uncertainties including those relating to exploration, the establishment of reserves, the recovery of any reserves, future gold production and production costs, and future permitting dates for additional sources of ore. Please refer to a discussion of these and other risk factors in Golden Star’s Form 10-K and other Securities and Exchange Commission filings.

While we may elect to update the information in this report, except as we may be required to do so, we do not undertake to update any such information at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this report represent management’s estimate as of any date other than the date of this report.

Item 7. Financial Statements and Exhibits

Golden Star will file pro forma financial information with respect to the acquisition of the Wassa Property by amending this report on Form 8-K on or before November 29, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:    September 30, 2002

Golden Star Resources Ltd.

By	/s/ ALLAN J. MARTER

Allan J. Marter Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement for the Sale and Purchase of Certain of the Assets of Satellite Goldfields Limited between The Law Debenture Trust Corporation P.L.C. and Wexford Goldfields Limited dated March 1, 2002.

2.2	Agreement for the Sale and Purchase of Certain of the Assets of Satellite Goldfields Limited between Satellite Goldfields Limited, The Law Debenture Trust Corporation P.L.C. and Wexford Goldfields Limited dated March 15, 2002.

2.3	Common Terms Agreement for Wassa Gold Project between Wexford Goldfields Limited, any other Obligor Party thereto from time to time, Standard Bank London Limited and The Law Debenture Trust Corporation P.L.C. dated June 26, 2002.

2.4	Wassa Project Facility Agreement between Wexford Goldfields Limited, the lenders listed in Schedule 1 thereto and Standard Bank London Limited dated June 25, 2002.

2.5	Royalty Agreement between Wexford Goldfields Limited and The Law Debenture Trust Corporation P.L.C. dated June 26, 2002.

2.6	Agreement for the Sale and Purchase of 90% of the Issued Capital of Wexford Goldfields Limited between The Law Debenture Trust Corporation P.L.C. and Wasford Holdings dated June 26, 2002, and amendment thereto dated September 13, 2002.

2.7	Support Agreement for Wassa Gold Project between Golden Star Resources Ltd. and Standard Bank London Limited dated September 13, 2002.

2.8	Wassa Project Conversion Agreement between Wexford Goldfields Limited, Bayerische Hypo-Und Vereinsbank AG, Dresdner Bank AG London Branch, Fortis Bank (Nederland) N.V. and Standard Bank London Limited dated September 13, 2002.

2.9	Wassa Gold Project Second Royalty Agreement between Wexford Goldfields Limited, the persons from time to time party thereto and Standard Bank London Limited dated September 13, 2002.

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